Amendment No. 6 to
                                                          SEC File No. 70-9599


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                              GPX Acquisition Corp.
                               300 Madison Avenue
                          Morristown, New Jersey 07962
--------------------------------------------------------------------------------
                  (Names of companies filing this statement and
                    addresses of principal executive offices)


                                    GPU, INC.

--------------------------------------------------------------------------------
          (Name of top registered holding company parent of applicants)



S.L. Guibord, Secretary                 Douglas E. Davidson, Esq.
M.J. Connolly, Vice President-          Berlack, Israels & Liberman LLP
   Law                                  120 West 45th Street
D.C. Brauer, Vice President             New York, New York  10036
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07962


--------------------------------------------------------------------------------
                 (Names and addresses of agents for service)

            GPU and GPX Acquisition Corp. hereby amend their Application on Form U-1, as heretofore amended, docketed in SEC File No. 70-9599, as follows:
      By amending Paragraph HH to Item 1 in its entirety to read as follows:
            HH.   GPU  undertakes  to file  Certificates  Pursuant  to Rule 24 within 60 days after the end of the first three calendar quarters, and 90 days after the end of the final calendar quarter, beginning with the quarter ending June 30, 2000, setting forth:

      (1) Consolidated financial statements of MYR (including a consolidated balance sheet and statement of income) for the 12 months then ended;

      (2) a schedule setting forth the segment revenues for such quarter for each of MYR's business segments in a manner similar to Exhibit J to the Application;

      (3) a narrative description of MYR's principal business activities during such quarter, identified by business segment, including the types of facilities serviced and the general nature of the work performed during such quarter; and

      (4) a description of any affiliate transactions involving the provision of goods, services or financing between MYR and its GPU system affiliates.

                                    SIGNATURE

            PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                    GPU, INC.




                                    By:    /s/ T.G. Howson
                                          ---------------------------
                                          T.G. Howson, Vice President
                                                and Treasurer

                                    GPX ACQUISITION CORP.




                                    By:    /s/ T.G. Howson
                                          ---------------------------
                                          T.G. Howson, Treasurer


Date:  April 12, 2000



                                      - 2 -